Exhibit 99.1

NEWS

ANADARKO ANNOUNCES SETTLEMENT OF

TRONOX ADVERSARY PROCEEDING

HOUSTON, April 3, 2014 – Anadarko Petroleum Corporation (NYSE: APC) today announced that it has entered into an agreement with the plaintiffs (the “Litigation Trust”) in the Tronox Adversary Proceeding to resolve all claims against Kerr-McGee Corporation and certain of its subsidiaries and affiliates (collectively “Kerr-McGee”), which stemmed from alleged actions by Kerr-McGee prior to its acquisition by Anadarko in 2006. Kerr-McGee is now a wholly owned subsidiary of Anadarko.

“This settlement agreement with the Litigation Trust and the U.S. Government eliminates the uncertainty this dispute has created, and the proceeds will fund the remediation and cleanup of the legacy environmental liabilities and tort claims,” said Anadarko Chairman, President and CEO Al Walker. “Investor focus can now return to the tremendous value embedded in Anadarko’s asset base, allowing our peer-leading operational and exploration results to again become the basis for valuation. We are grateful to our stakeholders who have maintained their confidence and trust in our people and our assets.”

In exchange for a complete release of all claims asserted against Kerr-McGee, Anadarko has agreed to pay a total of $5.15 billion to the plaintiffs, which represents a principal sum of approximately $3.98 billion and 6-percent interest thereon from the filing of the complaint in May 2009. Under the terms of the settlement agreement, the Litigation Trust and Kerr-McGee have agreed to mutually release claims against each other, and the U.S. Government and Kerr-McGee have provided mutual covenants not to sue. The U.S. Government also will provide contribution protection from third-party claims seeking reimbursement from Kerr-McGee at more than 4,000 sites covered by the covenants.

The settlement agreement is subject to recommendation by the U.S. Bankruptcy Court and approval of the U.S. District Court, both in the Southern District of New York, and the issuance of an injunction barring similar claims from being asserted by third parties.

“As we highlighted during our recent investor conference, Anadarko’s employees have continued to deliver remarkable results that have not been fully recognized by the equity markets due to the potential implications of this case. Together with our efficient allocation of capital and active portfolio management, the company’s industry-leading exploration success and strong, transparent, and sustainable growth metrics uniquely position Anadarko amongst its peers. We look forward to having our exceptional results become the foundation for even greater operating and share-price performance through the balance of this decade and beyond,” added Walker.

The Company expects the Tronox Adversary Proceeding to be stayed pending final approval of the settlement agreement. The settlement payment is to be made after the District Court’s approval of the settlement agreement and issuance of the injunction are final and non-appealable. The claims asserted in the Tronox Adversary Proceeding will be dismissed with prejudice after the settlement payment is made. This process is currently expected to be completed prior to the end of the third quarter of 2014. The Company’s significant cash position and available $5 billion credit facility provide flexibility in funding the settlement payment.

The Company expects the impact of the settlement agreement to be reflected in its first-quarter 2014 financial statements. The Company estimates it will record a gross tax benefit of approximately $1.65 billion associated with the settlement, offset by approximately $1.10 billion in uncertain tax positions, currently resulting in a net tax benefit of approximately $550 million.

Anadarko Petroleum Corporation’s mission is to deliver a competitive and sustainable rate of return to shareholders by exploring for, acquiring and developing oil and natural gas resources vital to the world’s health and welfare. As of year-end 2013, the company had approximately 2.79 billion barrels-equivalent of proved reserves, making it one of the world’s largest independent exploration and production companies. For more information about Anadarko and APC Flash Feed updates, please visit www.anadarko.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release, including Court approval of the settlement agreement, issuance of the injunction and dismissal with prejudice of the claims asserted in the Tronox Adversary Proceeding, the timing of payment of the settlement amount, the company’s future operating and share-price performance, the company’s ability to successfully defend itself against claims for matters not covered by the settlement agreement, the Company’s ability to successfully draw on its secured credit facility, and the company’s estimates of the impact of the settlement agreement on the company’s financial statements, including anticipated tax impacts. See “Risk Factors” in the company’s 2013 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other public filings and press releases. Anadarko undertakes no obligation to publicly update or revise any forward-looking statements.

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ANADARKO CONTACTS

MEDIA:

John Christiansen, john.christiansen@anadarko.com, 832.636.8736

INVESTORS:

John Colglazier, john.colglazier@anadarko.com, 832.636.2306

Bill Tedesco, william.tedesco@anadarko.com, 832.636.3375

Jeremy Smith, jeremy.smith@anadarko.com, 832.636.1544

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